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                                                            EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-02247) of United Stationers Inc. and in the related Prospectus of our reports dated June 27, 1995 with respect to the consolidated financial statements and schedule of United Stationers Inc. for the seven-month period ended March 30, 1995 and January 28, 1996 with respect to the consolidated financial statements and schedules of United Stationers Inc. as of and for the years ended December 31, 1996 and 1995 included in this Annual Report (Form 10-K) for the year ended December 31, 1996.

                                              /s/Ernst & Young LLP



Chicago, Illinois
March 25, 1997